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                                                                    EXHIBIT 5.1
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                              LOWENSTEIN SANDLER PC
                                Attorneys at Law


May 8, 2003

Electric Fuel Corporation
632 Broadway, Suite 301
New York, New York 10012

Dear Sirs:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 453,638 shares of common stock (the "Shares"), par value $.01 per share (the "Common Stock"), of Electric Fuel Corporation, a Delaware corporation, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized and that the Shares have been duly and validly issued and fully paid and nonassessable.

         This opinion is limited to the provisions of the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC



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65 Livingston Avenue           Roseland, New Jersey              Telephone 973.597.2500         www.lowenstein.com
                               07068-1791                              Fax 973.597.2200

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